EXHIBIT 99.1

NEWS RELEASE



           COMDISCO FILES REORGANIZATION PLAN AND DISCLOSURE STATEMENT

     Substantial Distribution to Comdisco's Unsecured Creditors Anticipated Contingent Payment Distribution Proposed for Shareholders and Holders
                             of Subordinated Claims
                New Executive Management Organization Announced:
           Further Reduction in Force To Be Commenced April 29, 2002

Rosemont, IL, April 26, 2002 - Comdisco, Inc. (OTC:CDSO)) announced today that it has filed a proposed Joint Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court for the Northern District of Illinois. All of Comdisco's domestic U.S. subsidiaries that filed for Chapter 11 relief are included in the Plan with Comdisco along with 15 of its direct and indirect subsidiaries substantively consolidated into one estate and Prism Communications Services, Inc. along with 34 of its direct and indirect subsidiaries substantively consolidated into another estate.

The Plan contemplates a Reorganized Comdisco that will have three primary operating subsidiaries--Comdisco U.S. Leasing Company, Comdisco Europe Holding Company, and Comdisco Ventures Company. As more fully described in the Plan, Reorganized Comdisco will continue to operate in an orderly sale or run off of all its existing asset portfolios, which is expected to take up to three years to complete.

The Plan proposes that Comdisco's general unsecured creditors will receive their pro-rata share of an initial cash distribution, which will be funded by current cash on hand from asset sales and cashflow from operations, less amounts necessary to establish a cash reserve to pay secured, administrative, priority and other payments, including the establishment of an operating reserve to fund the Reorganized Comdisco's continuing operations. In addition, general unsecured claim holders will receive their pro-rata share of two separate note issuances:
New Senior Notes in the face amount of $400 million with an interest rate of three month average LIBOR plus 3% and New Payment-in-Kind (PIK) Notes in the face amount of $500 million with an interest rate of 11%. General unsecured claimholders will also receive their pro rata share of 100% of the new common stock of the Reorganized Comdisco.

If the Plan is approved, Comdisco presently estimates that it will make an initial cash distribution of approximately $2 billion, and that the ultimate recovery to unsecured creditors will be approximately 87% of their claims, subject to the provisions, assumptions and limitations of the Plan.

The Plan provides that existing equity interests will be cancelled. However, if the Plan is accepted by Comdisco's creditors as well as its stockholders and holders of subordinated claims, the Plan proposes that stockholders and holders of subordinated claims receive warrants or other contingent payments in increasing amounts based upon creditor recoveries achieving specified thresholds. The Plan currently provides for contingent consideration to stockholders and holders of subordinated claims beginning at 2% of the net available cash distributions after creditors achieve an 85% net present value recovery as of the effective date of the Plan, scaling up in increasing increments to 32% of the net available cash distributions after creditors receive a 100% net present value recovery on their claims, exclusive of accrued post-petition interest. Comdisco is unable to accurately predict at this time the ultimate value, if any, that would be realized by current equity holders and holders of subordinated claims relative to the distribution under the Plan as proposed and discussions regarding any such distributions continue among Comdisco, and the separate Creditors' and Equity Committees appointed in these cases.

The Plan further proposes that certain subrogation rights Comdisco may have against certain managers who participated in a Shared Investment Plan (SIP) will be placed in a trust for the benefit of stakeholders. Under the SIP program, 106 senior managers in 1998 took out full recourse, personal loans to purchase six million shares of the company's common stock and the company provided a guarantee in the event of default. The loans have an outstanding principal balance of approximately $104 million. To the extent that the company makes a payment under its guaranty on behalf of a SIP participant, the company is subrogated to the rights of the lender to collect such amounts from the participant, subject to any defenses or claims that the SIP participant may assert. In the Plan, the company proposes various discounts ranging from 20% to 80% with respect to repayment on account of subrogation claims at graduated levels based upon an employee's prepetition, post-petition and/or post-emergence service to the company and other consideration. The subrogation rights of SIP participants who do not fulfill their repayment obligations will be placed in the SIP Subrogation Trust for the benefit of stakeholders.

In regard to the Prism subsidiaries, Comdisco currently has intercompany secured claims against Prism that exceed the value of the assets of Prism. If the general unsecured creditors of Prism vote to accept the Plan, Comdisco will reduce its claims against the Prism entities to no more than one-third of the total distribution to Prism creditors, thereby allowing for a meaningful distribution to creditors. Prism estimates that the proposed plan will generate a distribution of 13% to general unsecured Prism claim holders (other than Comdisco), if the general unsecured creditors vote to accept the Plan. The assets of the Prism entities will continue to be liquidated.

The Plan and the Disclosure Statement will be filed with the Securities and Exchange Commission in connection with a form 8-K filing and will be mailed to all creditors and stockholders entitled to vote on the Plan after the Bankruptcy Court approves the Disclosure Statement and authorizes the company to commence solicitation of votes. A hearing on the Disclosure Statement is scheduled for May 31, 2002 and a Confirmation Hearing on the Plan is scheduled for July 30, 2002.

Norm Blake, Chairman and Chief Executive Officer, said: "We have reached this key milestone towards the conclusion of the Chapter 11 process for our company because of the tremendous hard work and focus of the Comdisco employees and management team. In just over nine months, we have sold assets related to Availability Solutions and our Electronics, Laboratory and Scientific, Healthcare and Australia/ New Zealand leasing portfolios. I am very proud of what the team has accomplished, often under challenging circumstances, to maximize the value of the estate for its stakeholders. We look forward to concluding Comdisco's Chapter 11 process within the next several months." In connection with the orderly sale or run off of the remaining assets of the company, the company also announced that it will be filing a motion to approve a comprehensive compensation program that includes a stay bonus plan designed to retain essential support and professional staff and a performance-based management incentive plan designed to retain key employees at each of the business units and at the corporate headquarters. The Company will schedule this motion for hearing on May 31, 2002, the next scheduled bankruptcy court omnibus hearing date. New Executive Management Structure Announced Separately, Comdisco also announced a new executive management structure. Ronald C. Mishler, 41, who had been serving as chief financial officer, has been appointed president and chief operating officer of Comdisco, Inc, reporting to Norman P. Blake, chairman and chief executive officer. In his new position, Mishler will be responsible for all of Comdisco's operating units, and he will retain responsibility for the company's finance and accounting areas. Mishler joined Comdisco in July 2001. New appointments reporting to Mishler include: Francis J. Cirone, 43, who joined Comdisco in 1984 and has served in various management positions in Leasing and Finance, has been named chief executive officer of Comdisco U.S. Leasing; Robert E.T. Lackey, 54, who has served as senior vice president and chief legal officer since he joined Comdisco in June 2001, has been named chief executive officer of Comdisco Ventures; Robert E. Koe, 57, was named chief executive officer of Comdisco Europe on March 25, 2002; and John R. McNally, 41, who joined Comdisco in 1988 and has served in various management positions in Finance and Leasing, has been named president of the company's Corporate Asset Management group.

Other new appointments reporting to Norman P. Blake, chief executive officer, include: Nazneen Razi, 49, who has served as senior vice president, Human Resources since October 2000, has been promoted to executive vice president and chief administrative officer; Gregory D. Sabatello, 41, who has served as senior vice president and chief information officer since June 1994, has been promoted to executive vice president and CIO; and Robert E.T. Lackey, who has been promoted to executive vice president and will continue in his role as chief legal officer. All of the executive changes are supported by Comdisco's Official Committee of Unsecured Creditors. The company also announced that as part of its restructuring efforts, it will reduce its U.S. workforce over the next 30 to 60 days by approximately 180 positions, or approximately 20% of its total workforce. About 80% of the reductions will be at the company's Rosemont, IL corporate headquarters. Comdisco's operations located outside of the United States were not included in the Chapter 11 reorganization cases. All of Comdisco's businesses, including those that filed for Chapter 11, are conducting normal operations. The company continues to target emergence from Chapter 11 in late summer of 2002.

About Comdisco
Comdisco (www.comdisco.com) provides technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. The Rosemont (IL) company offers information technology and telecommunications equipment leasing to a broad range of customers. Through its Ventures division, Comdisco provides equipment leasing and other financing and services to venture capital backed companies.


Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and Section 21E of the Securities and
Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:
Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended December 31, 2001. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Mary Moster                                         Fred Spar or Jeremy Fielding
(847) 518-5147                                      Kekst and Company
mcmoster@comdisco.com                               (212) 521-4800